BENHAM SHORT TERM GOVERNMENT FUND
                           AVERAGE ANNUAL TOTAL RETURN
                                    10/31/97

                                Formula: T=(ERV/P)^1/N -1

P     =  A hypothetical initial payment of $1,000
ERV   =  Ending redeemable value of a hypothetical $1,000 payment made at the beginning of the period
N     =  Number of years
T     =  Average annual total return

                            P              ERV              N          T
                       ------------------------------------------------------

One Year                $1,000.00       $1,058.60        1.000000    5.86%

Five Year               $1,000.00       $1,260.50        5.000000    4.74%

Ten Year                $1,000.00       $1,849.80       10.000000    6.34%

Inception *             $1,000.00       $2,834.90       14.887671    7.25%

TR = Total return for period             TR=(ERV/P)-1              183.49%


 *Date of Inception:                  12/15/82
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                        BENHAM SHORT TERM GOVERNMENT FUND
                                YIELD CALCULATION
                                    10/31/97

                                    Formula: YIELD = 2[(A-B/C*D+1)^6-1]

    A     = Investment income earned during the period
    B     = Expenses accrued for the period (net of reimbursements)
    C     = The average daily number of shares outstanding during the period that were entitled to receive dividends
    D     = The per share price on the last day of the period



    A     =             $2,708,913.79
    B     =               $259,685.08
    C     =             55,604,294.942
    D     =                     $9.49

Yield     =                      5.63%